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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                           _________________________

                                   FORM 8-K
                           _________________________

                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 9, 2001




                             PURE RESOURCES, INC.
            (Exact name of Registrant as specified in its charter)



          Delaware                        001-15899             74-2952918
(State or other jurisdiction of          (Commission          (I.R.S. Employer
incorporation or organization)           File Number)       Identification No.)


           500 West Illinois                                       79701
             Midland, Texas                                      (Zip Code)
(Address of principal executive offices)



      Registrant's Telephone Number, including area code:  (915) 498-8600


                                Not applicable
     (Former name, former address and former fiscal year, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets

     On March 30, 2001, Pure Resources, Inc. ("Pure Resources") announced that it had signed a definitive merger agreement with Hallwood Energy Corporation, a public oil and gas company incorporated in Delaware ("Hallwood"). The merger agreement provided for the acquisition by Pure Resources II, Inc., an indirect wholly-owned subsidiary of Pure Resources (the "Purchaser"), of all the outstanding shares of common stock of Hallwood, including the associated preferred share purchase rights (the "Common Stock"), at a purchase price of $12.50 per share, net to the seller in cash, without interest, and all the outstanding shares of Series A Cumulative Preferred Stock (the "Preferred Stock") of Hallwood at a purchase price of $10.84 per share, net to the seller in cash, without interest. The merger agreement provides for the all-cash transaction to be structured as a first step tender offer followed by a cash merger to acquire all remaining shares of Hallwood.

     On May 9, 2001, pursuant to the tender offer commenced in accordance with the merger agreement, the Purchaser accepted for purchase 8,204,711 shares of Common Stock and 1,765,289 shares of Preferred Stock. The shares represented approximately 85% of the outstanding shares of Common Stock and approximately
78% of the outstanding shares of Preferred Stock.   Pure Resources completed its
tender offer upon the expiration of a subsequent offering period that expired at midnight on May 15, 2001, pursuant to which the Purchaser accepted for purchase additional shares of Common Stock and additional shares of Preferred Stock.

     On May 11, 2001, the board of directors of Hallwood was reconfigured to be comprised of three directors designated by Pure Resources (which designees are also executive officers of Pure Resources) and two independent directors. On the same day, certain officers of Pure Resources became the only officers of Hallwood.

     Pure Resources expects the merger of the Purchaser with and into Hallwood to be completed as soon as practicable. Upon consummation of the merger, Hallwood will become an indirect, wholly-owned subsidiary of Pure Resources and the shares of Common Stock and Preferred Stock not purchased by Purchaser in the tender offer will be converted into the right to receive the same cash consideration as the purchase price in the tender offer, without interest or further dividends. The total consideration for the transaction is estimated to be approximately $268 million, including assumed debt and obligations.

     As of May 8, 2001, Pure Resources entered into a $200 million unsecured line of credit with Credit Suisse First Boston ("CSFB") and First Union National Bank ("First Union"), which was fully funded on May 11, 2001. The line of credit matures on July 16, 2001, at which time it is convertible into a five-year term loan, if the term loan has been fully syndicated prior to conversion. Pure Resources funded the acquisition of Hallwood through proceeds from this new line of credit and from its bank credit facilities with The Chase Manhattan Bank, individually and as administrative agent, and certain financial institutions.

     Hallwood is based out of Denver, Colorado and is engaged in the development, exploration, acquisition and production of oil and gas properties. Hallwood's properties are primarily located in the Rocky Mountain, Greater Permian and Gulf Coast regions of the United States.

                                       2
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Item 7.  Financial Statements and Exhibits

         (a)  Financial statements of business acquired.

              The financial statements of Hallwood Energy Corporation for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

         (b)  Pro forma financial information.

              The pro forma financial statements required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

         (c)  Exhibits

         2.1 Agreement and Plan of Merger by and among Pure Resources, Inc., Pure Resources II, Inc. and Hallwood Energy Corporation dated as of March 29, 2001 (incorporated herein by reference to Exhibit 99.(d)(1) to the Schedule TO filed by Pure Resources II, Inc., Titan Exploration, Inc., Pure Resources, Inc., Union Oil Company of California and Unocal Corporation on April 10, 2001).

                                       3
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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PURE RESOURCES, INC.



                              By:  /s/ Darin G. Holderness
                                   -----------------------
                                    Darin G. Holderness,
                                    Assistant Controller



Date:  May 23, 2001
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                                 EXHIBIT INDEX

     Exhibit
     -------
     Number    Description
     ------    -----------

     2.1 Agreement and Plan of Merger by and among Pure Resources, Inc., Pure Resources II, Inc. and Hallwood Energy Corporation dated as of March 29, 2001 (incorporated herein by reference to Exhibit 99.(d)(1) to the Schedule TO filed by Pure Resources II, Inc., Titan Exploration, Inc., Pure Resources, Inc., Union Oil Company of California and Unocal Corporation on April 10, 2001).